AMENDMENT NO. 2

TO

PERCEPTRON, INC.

EMPLOYEE STOCK PURCHASE PLAN

This Amendment No. 2 to the Employee Stock Purchase Plan (the “Plan”) of Perceptron, Inc. (the “Corporation”) is made this 27th day of August, 2013 pursuant to Section 14 of the Plan, and was approved by the Corporation’s Board of Directors on such date.

1. Subject to approval of the shareholders of the Company, Section 3 of the Plan be and hereby is amended and restated in its entirety to read as follows:

Stock. The stock subject to option and purchase under the Plan shall be the Common Stock of the Company (the “Common Stock”). The total amount of Common Stock on which options may be granted under the Plan shall not exceed 350,000 shares, subject to adjustment in accordance with Section 12 of the Plan. Shares of Common Stock subject to any unexercised portion of a terminated, cancelled or expired option granted under the Plan may again be used for option grants under the Plan.

2. Subject to the approval of the shareholders of the Company, Section 14 of the Plan be and hereby is amended and restated in its entirety to read as follows:

Termination and Amendment. The Board may terminate the Plan, or the granting of options under the Plan, at any time. No option shall be granted under the Plan after August 27, 2023.

The Board may amend or modify the Plan at any time and from time to time, but no amendment or modification shall disqualify the Plan under Section 423 of the Code, or Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended from time to time (or any successor rule), without shareholder approval.

No amendment, modification, or termination of the Plan shall in any manner affect any option granted under the Plan without the consent of the participant holding the option.

In witness whereof, the Corporation has caused this Amendment No. 2 to be executed as of August 27, 2013.

PERCEPTRON, INC.

By:	/s/ David W. Geiss
David W. Geiss
Its:	Vice President, General Counsel & Secretary